Exhibit 99

The following unaudited pro forma condensed combined statements of operations of MediaOne Group for the six months ended June 30, 1998 and the year ended December 31, 1997 give effect to (i) the Refinancing, including the refinancing by New U S WEST of the Dex Indebtedness (the "MediaOne Separation Adjustments") and (ii) the AirTouch Transaction (the "AirTouch Transaction Adjustments") as if such transactions had been consummated as of January 1, 1998 and 1997 respectively.

The pro forma adjustments included herein are based on available information and certain assumptions that management believes are reasonable and are described in the accompanying notes. The unaudited pro forma financial statements do not necessarily represent what MediaOne Group's results of operation would have been had the transactions occurred at such dates or to project MediaOne Group's results of operations at or for any future date or period. In the opinion of management, all adjustments necessary to present fairly the unaudited pro forma financial information have been made. The unaudited pro forma financial statements should be read in conjunction with the historical financial statements of MediaOne Group.

Exhibit 99


                                   MEDIAONE GROUP, INC.
                UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                          For the Six Months Ended June 30, 1998
                       Dollars in millions, except per share amounts


                                                                             MediaOne
                                                                              Group
                                                                             Pro Forma
                                                            MediaOne         Excluding
                                           MediaOne          Group           AirTouch          AirTouch        MediaOne
                                            Group          Separation       Transaction       Transaction       Group
                                          Historical       Adjustments       Adjustments       Adjustments     Pro Forma
                                         ---------------   --------------   ------------      ------------     -----------
                                                                                                         (E)
 Sales and other revenues                $      1,613                       $      1,613      $     (359)       $   1,254
                                                                                                         (E)
   Cost of sales and other revenues               558                                558             (72)             486
                                                                                                         (E)
   Selling, general and administrative            502                                502             (139)            363
                                                                                                         (E)
   Depreciation and amortization                  606                                606             (55)             551
                                         -------------   -------------      --------------     -------------   -------------
Total operating expense                  $      1,666                       $      1,666       $    (266)       $   1,400
                                         -------------   -------------      ---------------    -------------   -------------
Operating loss from                                                                                      (E)
  continuing operations                           (53)                               (53)            (93)            (146)

Other income (expense)                                               (A)                                 (E)
  Interest expense                               (293)            118               (175)             26             (149)

Equity losses in unconsolidated                                                                          (E)
  ventures                                       (205)                              (205)             35             (170)
                                                                     (B)                                 (E)
Other income (expense) - net                    3,939              17              3,956          (3,841)             115
                                         -------------    -------------    --------------    -------------    ------------

Income (loss) from continuing
  operations before income taxes                3,388             135              3,523          (3,873)            (350)
                                                                     (C)                                 (E)
(Provision) benefit for income taxes           (1,436)            (41)            (1,477)          1,614              137
                                         -------------    -------------    --------------    -------------    ------------

Income (loss) from continuing
  operations                             $      1,952      $       94       $      2,046     $    (2,259)     $      (213)
                                         -------------    -------------   ---------------    -------------   -------------

Dividends on preferred stock                      (26)                               (26)                             (26)

Loss on Redemption of Preferred                                      (D)
Securities                                        (53)             53
                                         =============    =============   ===============    =============   =============
Earnings (loss) available for common
  stock                                  $      1,873      $      147       $      2,020     $    (2,259)     $      (239)
                                         =============    =============   ===============    =============   =============
Basic earnings (loss) per share          $      3.08                                                          $      (.39)
                                         =============                                                       =============
Basic average shares outstanding
  (in thousands)                             608,699                                                              608,699
                                         =============                                                       =============
Diluted earnings (loss) per share        $      2.91                                                          $      (.39)
                                         =============                                                       =============
Diluted average shares outstanding
  (in thousands)                             652,601                                                              608,699
                                         =============                                                       =============


Exhibit 99

                                    MEDIAONE GROUP, INC.
              UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                            For the Year Ended December 31, 1997
                        Dollars in millions, except per share amounts

                                                                            MediaOne
                                                                             Group
                                                                            Pro Forma
                                                            MediaOne        Excluding
                                           MediaOne          Group          AirTouch         AirTouch      MediaOne
                                            Group           Separation     Transaction      Transaction      Group
                                          Historical        Adjustments    Adjustments      Adjustments    Pro Forma
                                          -----------       -----------    -----------      -----------    ---------
                                                                                                       (E)
 Sales and other revenues                 $     3,847                      $     3,847      $   (1,428)    $   2,419
                                                                                                       (E)
   Cost of sales and other revenues             1,255                            1,255            (345)          910
                                                                                                       (E)
   Selling, general and administrative          1,305                            1,305            (550)          755
                                                                                                       (E)
   Depreciation and Amortization                1,257                            1,257            (183)        1,074

                                          ------------     ------------     ------------    ------------   ----------
 Total Operating Expense                        3,817                            3,817          (1,078)        2,739
                                         -------------    -------------   -------------    -------------   ----------
 Operating income (loss) from                                                                          (E)
    continuing operations                          30                               30            (350)         (320)

 Other income (expense)                                              (A)                               (E)
   Interest expense                              (678)            231             (447)             98          (349)

   Equity losses in unconsolidated                                                                     (E)
   ventures                                      (909)                            (909)            115          (794)
                                                                     (B)                               (E)
   Other income (expense) - net                   350              37              387             133           520
                                         -------------    -------------   -------------    -------------   -------------
Income (loss) from continuing
  operations before income taxes               (1,207)            268             (939)             (4)         (943)
                                                                                                       (E)
   (Provision) benefit for income taxes           380             (99)             281               32          313
                                         -------------    -------------   -------------    -------------   -------------
Income (loss) from continuing
  operations                                    (827)             169             (658)              28         (630)
                                         -------------    -------------   -------------    -------------   -------------

Dividends on preferred stock                     (52)                             (52)                           (52)
                                         -------------    -------------   -------------    -------------   -------------
Earnings (loss) available for common
  stock                                  $      (879)     $       169     $      (710)     $         28    $    (682)
                                         =============    =============   =============    =============   =============

Basic and diluted loss per share         $      (1.45)                                                     $   (1.12)
                                         =============                                                     =============
Basic and diluted average shares
outstanding (in thousands)                    606,749                                                        606,749
                                         =============                                                     =============


Exhibit 99


(A) Reflects a reduction of historical interest expense of $109 million and $248 million for the six months ended June 30, 1998 and the year ended December 31, 1997, respectively, as a result of the Refinancing, including the refinancing by New U S WEST of the Dex Indebtedness and an increase in interest expense of $7 million and $17 million, for the same periods, for financing the costs of the Refinancing and Separation. Also includes a $16 million decrease in interest expense for the six months ended June 30, 1998 to reverse interest expense recognized on the early termination of interest rate contracts due to the Separation.

(B) Reflects a reduction in guaranteed minority interest expense (included in other income (expense) - net) of $17 million and $37 million for the six months ended June 30, 1998 and the year ended December 31, 1997 respectively related to the Exchange Offer for Preferred Securities.

(C) Reflects the estimated income tax effects of the pro forma adjustments and the Separation.

(D) Reflects the reversal of the $53 million loss incurred due to the Exchange Offer on Preferred Securities associated with the Separation in the six months ended June 30, 1998.

(E) Reflects the consumation of the AirTouch Transaction. The pro forma adjustments reflect the following:

     Receipt of 59,314,000 shares of AirTouch common stock accounted for as marketable equity securities.

     Receipt of $1,493 million of AirTouch preferred stock at market value (liquidation value of $1,650 million).

     Receipt of $93 million in dividends per year ($25 million in six months ended June 30, 1998 due to the April 6, 1988 consumation) from the AirTouch preferred stock.

     Reduction in debt of $1,350 million and a corresponding reduction of annual interest expense of $98 million ($26 million in six months ended June 30, 1998 due to the April 6, 1998 consumation).

     Removal of the consolidated revenues and expenses of MediaOne Group's domestic cellular operations.

     Removal of MediaOne Group's equity losses associated with its investment in PrimeCo.

     Reversal of the $3,869 million pre-tax gain and the associated $1,612 million tax expense recognized on the AirTouch Transaction in the six months ended June 30, 1998.